Pricing Supplement dated April 25, 2007 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No.88319QL43

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $60,000,000	Initial Interest Rate: To be determined

Issue Price: 99.99759%	Original Issue Date: May 2, 2007

Agent’s Discount or Commission: $80,532.00	Stated Maturity Date: March 19, 2010

Net Proceeds to Issuer *: $60,317,688.67

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee

Medium-Term Notes, Series F due March 19, 2010	$ 60,000,000	$1,841.96

TOTAL		$1,841.96
___________

(1) Excludes accrued interest, if any.

Interest Category

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %

☐	Inverse Floating Rate Note
☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☒	LIBOR	☐	Other (see attached)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page:
☒	LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
	☐	Weekly Average
	☐	Monthly Average

Spread (+/-): +10 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: June 19, 2007

Interest Reset Dates: Quarterly, on the 19th day of March, June, September and December

Interest Payment Dates: Quarterly, on the 19th day of March, June, September and December of each year, beginning on June 19, 2007 subject to Modified Following Business Day

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than U.S. Bank):

Day Count Convention:

☒	Actual/360 for the period from March 19, 2007 to March 19, 2010
☐	Actual/Actual for the period from _______ to _______
☐	30/360 for the period from _______ to _______

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☒	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☒	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Other:

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Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 99.99759% of the Principal Amount.

Other provisions:

The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due March 19, 2010 that were traded on March 19, 2007. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $185,000,000.

*The Net Proceeds to Issuer includes $399,666.67 of accrued interest. Interest will be paid from March 19, 2007.

Terms are not completed for certain items above because such items are not applicable.

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